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PERSONAL AND CONFIDENTIAL

November 13, 2000


Board of Directors
Bank United Corporation
3200 Southwest Freeway
Houston, Texas 77027

Re:  Registration Statement (File No. 333 - 47308) of Washington Mutual Inc.

Ladies and Gentlemen:

Attached is our opinion letter dated August 18, 2000 as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share, of Bank United Corporation (the "Company") of the Merger Consideration (as defined therein) to be received by such holders pursuant to the Agreement and Plan of Merger dated as of August 18, 2000, between Washington Mutual, Inc. and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary -- Opinion of Bank United Corp.'s Financial Advisor," "the Bank United Corp. Reorganization and the Washington Mutual
Merger -- Reasons of Bank United Corp. for the Bank United Corp. Reorganization and the Washington Mutual Merger; Recommendation of the Bank United Corp. Board of Directors," "the Bank United Corp. Reorganization and the Washington Mutual Merger -- Opinion of Bank United Corp.'s Financial Advisor" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons

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Bank United Corporation
November 13, 2000
Page Two

whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/  GOLDMAN, SACHS & CO.
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(GOLDMAN, SACHS & CO.)